Exhibit 99.4

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE WARRANT OFFERINGS] (1)

SUBJECT TO COMPLETION, DATED [    ], 20[     ]

[PRELIMINARY] PROSPECTUS SUPPLEMENT

(to Prospectus dated [    ], 20[     ])

CM Finance Inc

Warrants to Purchase Up to

[Type of Security]

We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company, or “BDC,” under the Investment Company Act of 1940, or the “1940 Act.” Our primary investment objective is to maximize total return to stockholders in the form of current income and capital appreciation by investing directly in debt and related equity of privately held middle market companies to help these companies fund organic growth, acquisitions, market or product expansion, refinancings and/or recapitalizations. We invest primarily in middle-market companies in the form of unitranche loans, standalone first and second lien loans. We may also invest in unsecured debt, bonds and in the equity of portfolio companies through warrants.

We are offering for sale warrants to purchase up to [type of security]. Each warrant entitles the holder to purchase [type of security].

The exercise price will be $[     ] per warrant. The warrants will be exercisable beginning on [     ], 20[     ], and will expire on [     ], 20[     ], or earlier upon redemption.

Our common stock is traded on the NASDAQ Global Select Market, or “NASDAQ,” under the symbol “CMFN.” On [     ], 20[     ], the last reported sales price on NASDAQ for our common stock was $[     ] per share. Our net asset value per share of our common stock as of [     ] was $[     ].

The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies are not rated by national rating agencies. If such investments were rated, we believe that they would likely receive a rating which is often referred to as “junk” and should be considered speculative. [We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.]

Investing in our warrants may be highly speculative and involves a high degree of risk, and should be considered highly speculative. Before investing in our warrants, you should read the discussion of the material risks of investing in our warrants in “Supplementary Risk Factors” on page 17 of this prospectus supplement and the “Risk Factors” on page 21 of the accompanying prospectus, including the risk of leverage and dilution, before investing in our warrants.

Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering.

Please read this prospectus supplement and the accompanying prospectus before investing in our warrants and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our warrants. We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 601 Lexington Avenue, 26th Floor, New York, New York 10022, or by calling us at (212) 257-5199 or on our website at http://cmfn-inc.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Warrant	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to the Company (before expenses)	$	$

[In addition, the underwriters may purchase up to an additional [     ] warrants from us at the public offering price, less the underwriting discount, within [     ] days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $[     ], the total underwriting discount (sales load) paid by us will be $[ ], and total proceeds, before expenses, will be $[     ].]

The underwriters expect to deliver the warrants on or about [     ], 20[     ].

Prospectus Supplement dated [     ], 20[     ].

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

S-i

PROSPECTUS

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of warrants and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or adds to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Risk Factors” included in this prospectus supplement and in the accompanying prospectus, respectively, before investing in our warrants.

Neither we nor the underwriters have authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations, and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about the offering of our warrants pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of our warrants pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the warrants we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements included in the accompanying prospectus. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares.

We were formed in February 2012 and commenced operations in March 2012 as CM Finance LLC, a Maryland limited liability company. Immediately prior to the pricing of our initial public offering, CM Finance LLC was merged with and into CM Finance Inc, a Maryland corporation (the “CM Finance Merger”), that is an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Except as otherwise indicated, the terms “we,” “us,” “our” and “CM Finance” refer to CM Finance LLC prior to the CM Finance Merger and CM Finance Inc after the CM Finance Merger; and “CM Investment Partners” and the “Adviser” refer to our investment adviser and administrator, CM Investment Partners LLC.

We are a specialty finance company that invests primarily in the debt of U.S. middle-market companies, which we generally define as those companies that have an enterprise value, that represents the aggregate of debt value and equity value of the entity of less than $750 million. We are externally managed by CM Investment Partners. The Adviser is led by Michael C. Mauer and Christopher E. Jansen, who together have over 40 years of experience in the leveraged debt markets. Our primary investment objective is to maximize total return to stockholders in the form of current income and capital appreciation by investing in debt and related equity of privately held middle-market companies.

We seek to invest primarily in middle-market companies that have annual revenues of at least $50 million and EBITDA of at least $15 million. We focus on companies with leading market positions, significant asset or franchise values, strong free cash flow and experienced senior management teams, with emphasis on companies with high-quality sponsors. Our investments typically range in size from $5 million to $25 million. We expect that our portfolio companies will use our capital for organic growth, acquisitions, market or product expansion, refinancings, and/or recapitalizations. We invest, and intend to continue to invest, in unitranche loans and standalone second and first lien loans, with an emphasis on floating rate debt. Unitranche loans are loans structured as first lien loans with certain characteristics of mezzanine loan risk in one security. We also selectively invest in unsecured debt, bonds and in the equity of portfolio companies through warrants and other instruments, in most cases taking such upside participation interests as part of a broader investment relationship.

We strive to maintain a strong focus on credit quality, investment discipline and investment selectivity. We believe that investing in the debt of private middle-market companies generally provides a more attractive relative value proposition than investing in broadly syndicated debt due to the conservative capital structures and superior default and loss characteristics typically associated with middle-market companies. We believe that, because private middle-market companies have limited access to capital providers, debt investments in these companies typically carry above-market interest rates and include more favorable protections, resulting in attractive risk-adjusted returns across credit cycles while better preserving capital. The companies in which we invest typically are highly leveraged, and, in most cases, our investments in such companies are not rated by national rating agencies. If such investments were rated, we believe that they would likely receive a rating which is often referred to as “junk” and should be considered speculative.

We have, through CM Finance SPV Ltd. (“CM SPV”), our wholly owned subsidiary, entered into a $102.0 million term secured financing facility (the “Term Financing”), due December 5, 2020 with UBS AG, London Branch (together with its affiliates “UBS”). The Term Financing is collateralized by a portion of the debt investments in our portfolio. Borrowings under the Term Financing bear interest (i) at a rate per annum equal to one-month LIBOR plus 2.75% through December 4, 2018, and (ii) at a rate per annum equal to one-month LIBOR plus 2.55% from December 5, 2018 through December 5, 2020. We also incur an annual fee of approximately 1% of the outstanding borrowings under the Term Financing.

On November 20, 2017, we entered into a $50 million revolving financing facility with UBS (the “2017 UBS Revolving Financing”, and together with the Term Financing, the “UBS Financing Facility”). Borrowings under the 2017 UBS Revolving Financing generally bear interest at a rate per annum equal to one-month LIBOR plus 3.55%. We pay a fee on any undrawn amounts of 2.50% per annum; provided that if 50% or less of the 2017 UBS Revolving Financing is drawn, the fee will be 2.75% per annum. Any amounts borrowed under the 2017 UBS Revolving Financing will mature, and all accrued and unpaid interest will be due and payable, on December 5, 2019. We refer to the Term Financing, the 2017 UBS Revolving Financing and our prior revolving credit facility with Citibank, N.A., discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Facility,” together as the “Financing Facilities.”

As of [     ] 20[    ], our portfolio consisted of debt and equity investments in [     ] portfolio companies with a fair value of $[     ] million. As of [     ], 20[     ], our portfolio consisted of [     ]% first lien investments, [     ]% second lien investments, [     ]% unsecured debt investments, and [     ]% equity, warrant and other positions. At [     ], 20[     ], the weighted average total yield of debt and income producing securities at amortized cost (which includes income and amortization of fees and discounts) was [     ]%. The weighted average total yield was computed using an internal rate of return calculation of our debt investments based on contractual cash flows, including interest and amortization payments, and, for floating rate investments, the spot London Interbank Offered Rate (“LIBOR”), as of [     ], 20[     ] of all of our debt investments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The weighted average total yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before payment of all of our fees and expenses, including any sales load paid in connection with an offering of our securities. There can be no assurance that the weighted average total yield will remain at its current level.

CM Investment Partners LLC

CM Investment Partners, our external investment adviser, was formed in July 2013 and is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring our investments and monitoring our portfolio companies on an ongoing basis. The Adviser is led by its Co-Chief Investment Officers, Michael C. Mauer and Christopher E. Jansen. Mr. Mauer also serves as the Chairman of our board of directors and our Chief Executive Officer, and Mr. Jansen also serves as our President and Secretary and as a member of our board of directors. Mr. Mauer was formerly Global Co-Head of Leveraged Finance and Global Co-Head of Fixed Income Currency and Commodity Distribution at Citigroup Inc. and a senior member of its credit committee responsible for all underwriting and principal commitments of leveraged finance capital worldwide. Mr. Jansen was a founding Managing Partner and Senior Portfolio Manager for Stanfield Capital Partners and had a leading role in planning its strategic direction. At Stanfield, Mr. Jansen was responsible for the management of 15 different portfolios aggregating in excess of $7 billion in assets consisting of large corporate loans, middle-market loans, second lien loans, high yield bonds and structured finance securities.

The Adviser’s investment team, led by Messrs. Mauer and Jansen, is supported by four additional investment professionals, who, together with Messrs. Mauer and Jansen, we refer to as the “Investment Team.” The members of the Investment Team have over 100 combined years of structuring customized debt solutions for middle-market companies, which we believe will enable us to generate favorable returns across credit cycles with an emphasis on preserving capital. Messrs. Mauer and Jansen have developed an investment process for reviewing lending opportunities, structuring transactions and monitoring investments throughout multiple credit cycles. The members of the Investment Team have extensive networks for sourcing investment opportunities through direct corporate relationships and relationships with private equity firms, investment banks, restructuring advisors, law firms, boutique advisory firms and distressed/specialty lenders. The members of the Investment Team also have extensive experience across various industries, including aviation, cable, defense, healthcare, media, mining, oil and gas, power, retail, telecommunications, trucking and asset-backed special situations. As a result, we believe we will be able to achieve appropriate risk-adjusted returns by investing in companies that have restructured but do not have sufficient track records to receive traditional lending terms from a commercial bank or the broadly syndicated leveraged finance market. We believe the members of the Investment Team share a common investment philosophy built on a framework of rigorous business assessment, extensive due diligence and disciplined risk valuation methodology.

Every initial investment by us requires the approval by a majority of the Adviser’s investment committee and such majority must include both Messrs. Mauer and Jansen. Every follow-on investment decision in an existing portfolio company and every investment disposition require approval by a majority of the Adviser’s investment committee. The Adviser’s investment committee currently consists of Messrs. Mauer and Jansen, the Co-Chief Investment Officers of the Adviser, Andrew Muns, a managing director of the Adviser, and Michael Nitka, Stifel Venture Corp.’s (“Stifel”) designee to the Adviser’s investment committee.

We have entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Adviser, pursuant to which we pay the Adviser a management fee equal to 1.75% of our gross assets, payable in arrears on a quarterly basis. In addition, pursuant to the Investment Advisory Agreement, we pay the Adviser an Incentive Fee equal to 20.0% of pre-incentive fee net investment income, subject to an annualized hurdle rate of 8.0% with a “catch up” fee for returns between the 8.0% hurdle and 10.0%, as well as 20.0% of net capital gains.

Under an administration agreement with the Adviser (the “Administration Agreement”), the Adviser provides us with our chief financial officer, accounting and back-office professionals, equipment and clerical, bookkeeping, recordkeeping and other administrative services.

We believe that the current investment environment presents a compelling case for investing in secured debt (including unitranche debt and standalone second and first lien loans) and unsecured debt (including mezzanine/structured equity) of middle-market companies. The following factors represent the key drivers of our focus on this attractive market segment:

•	Reduced Availability of Capital for Middle-Market Companies. We believe there are fewer providers of financing and less capital available for middle-market companies compared to prior to the recent economic downturn. We believe that, as a result of that downturn:

•	many financing providers have chosen to focus on large, liquid corporate loans and syndicated capital markets transactions rather than lending to middle-market businesses;

•	recent regulatory changes, including the introduction of international capital and liquidity requirements for banks under the 2012 Basel III Accords, or Basel III, have decreased their capacity to hold non-investment grade leveraged loans, causing banks to curtail lending to middle-market companies;

•	hedge funds and collateralized loan obligation managers are less likely to pursue investment opportunities in our target market as a result of reduced availability of funding for new investments; and

•	consolidation of regional banks into money center banks has reduced their focus on middle-market lending.

As a result, we believe that less competition facilitates higher quality deal flow and allows for greater selectivity throughout the investment process.

•	Robust Demand for Debt Capital. According to Pitchbook, a market research firm, private equity firms had approximately $[ ] billion of uncalled capital as of [ ], 20[ ]. They have expanded their focus to include middle-market opportunities due to the lack of opportunities in large capital buyout transactions. We expect the large amount of uninvested capital and the expanded focus on middle-market opportunities to drive buyout activity over the next several years, which should, in turn, continue to create lending opportunities for us.

•	Attractive Deal Pricing and Structures. We believe that, in general, middle-market debt investments are priced more attractively to lenders than larger, more liquid, public debt financings, due to the more limited universe of lenders as well as the highly negotiated nature of these financings. Middle-market transactions tend to offer stronger covenant packages, higher interest rates, lower leverage levels and better call protection compared to larger financings. In addition, middle-market loans typically offer other investor protections such as default penalties, lien protection, change of control provisions and information rights for lenders.

•	Specialized Lending Requirements. We believe that several factors render many U.S. financial institutions ill-suited to lend to U.S. middle-market companies. For example, based on the Investment Team’s experience, lending to private U.S. middle-market companies is generally more labor-intensive than lending to larger companies due to the smaller size of each investment and the fragmented nature of information for such companies. Lending to smaller capitalization companies requires due diligence and underwriting practices consistent with the demands and economic limitations of the middle-market and may also require more extensive ongoing monitoring by the lender. As a result, middle-market companies historically have been served by a limited segment of the lending community.

Competitive Strengths

We believe that the Adviser’s disciplined approach to origination, portfolio construction and risk management should allow us to achieve favorable risk-adjusted returns while preserving our capital. We believe that the following competitive strengths provide positive returns for our investors:

•	Large and Experienced Team with Substantial Resources. The Adviser and its Investment Team is led by Messrs. Mauer and Jansen who each has over [ ] years of experience investing in, providing corporate finance services to, restructuring and consulting with middle-market companies. Messrs. Mauer and Jansen are supported by four additional investment professionals, who together have over [ ] combined years of structuring strategic capital for business expansion, refinancings, capital restructuring, post-reorganization financing and servicing the general corporate needs of middle-market companies. We believe that the Investment Team and its resources provide a significant advantage and contribute to the strength of our business and enhance the quantity and quality of investment opportunities available to us.

•	Capitalize on the Investment Team’s Extensive Relationships with Middle-Market Companies, Private Equity Sponsors and Intermediaries. The members of the Investment Team have extensive networks for sourcing investment opportunities through corporate relationships and relationships with private equity firms, investment banks, restructuring advisors, law firms, boutique advisory firms and distressed/specialty lenders. We believe that the strength of these relationships in conjunction with the Investment Team’s ability to structure financing solutions for companies that incorporate credit protections at attractive returns for us provide us with a competitive advantage in identifying investment opportunities in our target market. In addition, pursuant to the terms of our relationship with Stifel and subject to certain restrictions, Stifel must use its commercially reasonable efforts to present to the Adviser to review and bid on, Stifel Nicolaus & Company, Incorporated-originated leveraged finance and high yield corporate debt opportunities consistent with our investment strategy.

•	Disciplined Underwriting Policies and Rigorous Portfolio Management. Messrs. Mauer and Jansen have an established credit analysis and investment process to analyze investment opportunities thoroughly. This process, followed by the Investment Team, includes structuring loans with appropriate covenants and pricing loans based on our knowledge of the middle-market and our rigorous underwriting standards. We focus on capital preservation by extending loans to portfolio companies with assets that we believe will retain sufficient value to repay us even in depressed markets or under liquidation scenarios. Each investment is analyzed from its initial stages by either Mr. Mauer or Mr. Jansen, as the Adviser’s Co-Chief Investment Officers, and a senior investment professional of the Investment Team. Every initial investment requires approval by a majority of the Adviser’s investment committee and such majority must include both Messrs. Mauer and Jansen. The Adviser’s investment committee consists of Messrs. Mauer, Jansen, Muns and Nitka. Every follow-on investment decision in an existing portfolio company and every investment disposition require approval by at least a majority of the Adviser’s investment committee. Under the supervision of Messrs. Mauer and Jansen, the Investment Team’s senior investment professionals also monitor the portfolio for developments on a daily basis, perform credit updates on each investment, review financial performance on at least a quarterly basis, and have regular discussions with the management of portfolio companies. We believe the Adviser’s investment and monitoring process and the depth and experience of the Investment Team gives us a competitive advantage in identifying investments and evaluating risks and opportunities throughout the life cycle of an investment.

•	Ability to Structure Investments Creatively. Our Investment Team has the expertise and ability to structure investments across all levels of a company’s capital structure. These individuals have extensive experience in cash flow, asset-based lending, workout situations and investing in distressed debt, which should enable us to take advantage of attractive investments in recently restructured companies. Furthermore, with the capital raised in our initial public offering, we believe we are in a better position to leverage the existing knowledge and relationships that the Investment Team has developed to lead investments that meet our investment criteria. We believe that current market conditions allow us to structure attractively priced debt investments and may allow us to incorporate other return-enhancing mechanisms such as commitment fees, original issue discounts, early redemption premiums, payment-in-kind (“PIK”) interest and certain forms of equity securities.

Investment Strategy

We invest in unitranche loans, standalone second and first lien loans, and selectively in unsecured debt, bonds and in the equity of portfolio companies through warrants and other instruments, in most cases taking advantage of a potential benefit from an increase in the value of such portfolio company as part of an overall relationship. We seek to invest primarily in middle-market companies that have annual revenues of at least $50 million and EBITDA of at least $15 million. Our investments typically range in size from $5 million to $25 million. We may invest in smaller or larger companies if there is an attractive opportunity, especially when there are dislocations in the capital markets, including the high yield and large syndicated loan markets. During such dislocations, we expect to see more deep value investment opportunities offering prospective returns that are disproportionate to the associated risk profile. We focus on companies with leading market positions, significant asset or franchise values, strong free cash flow and experienced senior management teams, with an emphasis on companies with high-quality sponsors.

Our primary investment objective is to maximize current income and capital appreciation by investing directly in privately held middle-market companies. The Adviser pursues investments for us with favorable risk-adjusted returns, including debt investments that offer cash origination fees and lower leverage levels. The Adviser seeks to structure our debt investments with strong protections, including default penalties, information rights, and affirmative and negative financial covenants, such as lien protection and restrictions concerning change of control. We believe these protections, coupled with the other features of our investments, allow us to reduce our risk of capital loss and achieve attractive risk-adjusted returns, although there can be no assurance that we are always able to structure our investments to minimize risk of loss and achieve attractive risk-adjusted returns.

Investment Criteria

The Investment Team uses the following investment criteria and guidelines to evaluate prospective portfolio companies. However, not all of these criteria and guidelines are used or met in connection with each of our investments.

•	Established companies with a history of positive operating cash flow. We seek to invest in established companies with sound historical financial performance. The Adviser typically focuses on companies with a history of profitability on an operating cash flow basis. We do not intend to invest in start-up companies or companies with speculative business plans.

•	Defensible and sustainable business. We seek to invest in companies with proven products and/or services that provide a competitive advantage versus its competitors or new entrants. The Adviser places an emphasis on the strength of historical operations and profitability and the generation of free cash flow to reinvest in the business or to utilize for debt service. The Adviser also focuses on the relative strength of the valuation and liquidity of collateral used to provide security for our investments, when applicable.

•	Seasoned management team with meaningful equity ownership. The Adviser generally requires that our portfolio companies have a seasoned management team, with strong corporate governance. The Adviser also seeks to invest in companies with management teams that have meaningful equity ownership. The Adviser believes that companies that have proper incentives in place, including having significant equity interests, motivate management teams to enhance enterprise value, which will act in accordance with our interests.

•	Significant Invested Capital. The Adviser seeks investments in portfolio companies where it believes that the aggregate enterprise value significantly exceeds aggregate indebtedness, after consideration of our investment. The Adviser believes that the existence of significant underlying equity value (i.e., the amount by which the aggregate enterprise value exceeds the aggregate indebtedness) provides important support to our debt investments.

•	Investment Partnerships. We seek to invest where private equity sponsors have demonstrated capabilities in building enterprise value. In addition, we seek to partner with specialty lenders and other financial institutions. The Adviser believes that private equity sponsors and specialty lenders can serve as committed partners and advisors that will actively work with the Adviser, the company and its management team to meet company goals and create value.

•	Ability to exert meaningful influence. We target investment opportunities in which we will be a significant investor in the tranche and in which we can add value through active participation in the direction of the company, sometimes through advisory positions.

•	Exit strategy. We generally seek to invest in companies that the Adviser believes possess attributes that will provide us with the ability to exit our investments. We typically expect to exit our investments through one of three scenarios: (i) the sale of the company resulting in repayment of all outstanding debt, (ii) the recapitalization of the company through which our loan is replaced with debt or equity from a third party or parties or (iii) the repayment of the initial or remaining principal amount of our loan then outstanding at maturity. In some investments, there may be scheduled amortization of some portion of our loan, which would result in a partial exit of our investment prior to the maturity of the loan.

Conflicts of Interests

As described more fully below, we have entered into certain agreements and arrangements with Stifel, Cyrus Capital Partners, L.P. (“Cyrus Capital”) and certain funds (the “Cyrus Funds”) managed by Cyrus Capital that may cause conflicts of interest. In addition, as described more fully below, Stifel and the Cyrus Funds own, in the aggregate, approximately 44% of our total outstanding common stock. The shares held by Stifel and the Cyrus Funds are generally freely tradable in the public market, subject to the volume limitations, applicable holding periods and other provisions of Rule 144 under the Securities Act. Sales of substantial amounts of our common stock, the availability of such common stock for sale or the registration of such common stock for sale and the ability of our stockholders, including Stifel and the Cyrus Funds, to sell their respective shares at a price per share that is below our then current net asset value per share could adversely affect the prevailing market prices for our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of securities should we desire to do so and negatively impact the market of our common stock. See “Risk Factors—Risks Related to Our Common Stock—Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock” in the accompanying prospectus.

Other Conflicts of Interest

We may also have conflicts of interest arising out of the investment advisory activities of the Adviser. The Adviser may in the future manage other investment funds, accounts or investment vehicles that invest or may invest in assets eligible for purchase by us. To the extent that we compete with entities managed by the Adviser or any of its affiliates for a particular investment opportunity, the Adviser will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (a) its internal investment allocation policies, (b) the requirements of the Advisers Act, and (c) certain restrictions under the 1940 Act regarding co-investments with affiliates.

See “Risk Factors—Risks Related to Our Business—There are significant potential conflicts of interest that could affect our investment returns,” “—Conflict related to obligations the Adviser or its affiliates have to other clients” and “—The Adviser’s incentive fee structure may create incentives to it that are not fully aligned with the interests of our stockholders” in the accompanying prospectus.

Corporate Information

Our principal executive offices are currently located at 601 Lexington Avenue, 26th Floor, New York, New York 10022, and our telephone number is (212) 257-5199. We maintain a website located at www.cmfn-inc.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

[We are an “emerging growth company,” within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year: (i) following the fifth anniversary of the completion of our initial public offering, which was in February 2014; (ii) in which we have total annual gross revenue of at least $1.07 billion; or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.]

THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Our Warrants” and in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

Warrants Offered by Us	[ ], excluding warrants issuable pursuant to the over-allotment option granted to the underwriters.

Warrants Outstanding After this Offering	[ ], excluding warrants issuable pursuant to the over-allotment option granted to the underwriters.

Exercisability	Each warrant is exercisable for [number] [type of security].

Exercise Price	$[ ]

Exercise Period	The warrants will be exercisable beginning on [ ], and will expire on [ ], or earlier upon redemption. However, the warrants will only be exercisable if a registration statement relating to the [type of security] issuable upon exercise of the warrants is effective and current. We have agreed to use our best efforts to have an effective registration statement cover the [type of security] issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to such [type of security] until the warrants expire or are redeemed.

Redemption	At any time while the warrants are exercisable, we may redeem the outstanding warrants:

• in whole and not in part;

• at a price of $[ ] per warrant;

• upon a minimum of [ ] days’ prior written notice of redemption; and

•  if, and only if, the last sales price of our common stock equals or exceeds $[     ] per share for any trading days within a trading day period ending business days before we send the notice of redemption; provided that we have an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, covering the [type of security] issuable upon exercise of the warrants and a current prospectus relating to them is available on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants.

Use of Proceeds	The net proceeds from our sale of our warrants in this offering are estimated to be approximately $[ ] million, or $[ ] million if the underwriters’ option to purchase additional warrants is exercised in full, assuming a public offering price of $[ ] per share, and after deducting the underwriting discount and estimated offering expenses. We plan to use the net proceeds of this offering to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus supplement and the accompanying prospectus, and for general working capital purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings under our Financing Facilities. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “you,” “us,” or the “Company,” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder transaction expenses:
Sales load paid (as a percentage of offering price)	[	]%(1)
Offering expenses borne by us (as a percentage of offering price)	[	]%(2)
Dividend reinvestment plan expenses	[	]%(3)

Total stockholder transaction expenses (as a percentage of offering price)	[	]%(4)
Annual expenses (as a percentage of average net assets attributable to common stock):
Base management fees	[	]%(5)
Incentive fees payable under the investment advisory agreement (20.0%)	[	]%(6)
Interest payments on borrowed funds	[	]%(7)
Other expenses (estimated)	[	]%(8)

Total annual expenses (estimated)	[	]%

(1)	Represents the commission with respect to the shares of our common stock being sold in this offering.
(2)	The offering expenses of this offering are estimated to be approximately $[ ].
(3)	The expenses of the dividend reinvestment plan are included in “other expenses.”
(4)	The “net assets attributable to common stock” used to calculate the percentages in this table is our net assets of $[ ] at [ ], 20[ ].

(5)	Reflects the aggregate amount of base management fees that we estimate will be payable during the next twelve months. Our base management fee, payable quarterly in arrears, is 1.75% of our gross assets, including assets purchased with borrowed amounts or other forms of leverage and excluding cash and cash equivalents and is estimated by assuming the base management fee remains consistent with the base management fee incurred for the quarter ended [ ], 20[ ]. See “Management Agreements—Investment Advisory Agreement” of the accompanying prospectus.
(6)	Reflects the aggregate amount of incentive fees that we estimate will be payable during the next twelve months. See “Management Agreements—Investment Advisory Agreement” of the accompanying prospectus.

The incentive fee consists of two components, ordinary income and capital gains:

The ordinary income component, which is payable quarterly in arrears, equals 20.0% of the excess, if any, of our “Pre-incentive Fee Net Investment Income” over a 2.0% quarterly (8.0% annualized) hurdle rate, expressed as a rate of return on the value of our net assets attributable to our common stock, and a “catch-up” provision, measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, the Adviser receives no incentive fee until our net investment income equals the hurdle rate of 2.0% but then receives, as a

“catch-up,” 100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5% subject to a deferral of non-cash amounts. The effect of the “catch-up” provision is that, subject to the deferral provisions discussed below, if pre-incentive fee net investment income exceeds 2.5% in any calendar quarter, the Adviser will receive 20.0% of our pre-incentive fee net investment income as if a hurdle rate did not apply. The ordinary income component of the incentive fee will be computed on income that may include interest that is accrued but not yet received in cash. The portion of such incentive fee that is attributable to deferred interest (sometimes referred to as PIK interest, or OID) will be paid to the Adviser only if and to the extent we actually receive such interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. Any reversal of such amounts would reduce net income for the quarter by the net amount of the reversal (after taking into account the reversal of incentive fees payable) and would result in a reduction and possibly elimination of the incentive fees for such quarter. Notwithstanding any such incentive fee reduction or elimination, there is no accumulation of amounts on the hurdle rate from quarter to quarter and accordingly there is no clawback of amounts previously paid if subsequent quarters are below the quarterly hurdle and there is no delay of payment if prior quarters are below the quarterly hurdle.

The capital gains component of the incentive fee equals 20.0% of our “Incentive Fee Capital Gains,” if any, which equals our aggregate cumulative realized capital gains from inception through the end of each calendar year, computed net of our aggregate cumulative realized capital losses and our aggregate cumulative unrealized capital depreciation, less the aggregate amount of any previously paid capital gain incentive fees. The second component of the incentive fee is payable, in arrears, at the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date). See “Management Agreements—Management Fee and Incentive Fee” of the accompanying prospectus.

(7)	We may borrow funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. The table includes all estimated expected borrowing costs in connection with the Financing Facilities we have with UBS and Citibank. The costs associated with our outstanding borrowings are indirectly borne by our stockholders.
(8)	“Other expenses” represents our estimated amounts for the current fiscal year, including our overhead expenses, including payments under the administration agreement based on our allocable portion of overhead and other expenses incurred by the Adviser. See “Management Agreements —Administration Agreement” of the accompanying prospectus.

EXAMPLE

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in us. In calculating the following expense amounts, we have assumed that our annual operating expenses would remain at the levels set forth in the table above, and that you would pay a sales load of [ ]% (the underwriting discount to be paid by us with respect to common stock sold by us in this offering).

	1 Year			3 Years			5 Years			10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	[	]	$	[	]	$	[	]	$	[	]

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Because the income incentive fee under our investment advisory agreement is unlikely to be significant assuming a 5% annual return, the example assumes that the 5% annual return will be generated entirely through the realization of capital gains on our assets and, as a result, will trigger the payment of a capital gains incentive fee under our investment advisory agreement. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger a greater incentive fee, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the distribution payable to a participant by the greater of (a) the current net asset value per share of our common stock and (b) 95% of the market price per share of our common stock at the close of trading on the payment date fixed by our board of directors.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the effect of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	our contractual arrangements and relationships with Stifel and Cyrus Capital;

•	actual and potential conflicts of interest with the Adviser;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of the Adviser to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a RIC and as a business development company; and

•	the effect of future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or RICs.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words.

We have based the forward-looking statements included in this prospectus supplement and the accompanying prospectus on information available to us on the date of this prospectus supplement and the accompanying prospectus supplement, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements, and future results could differ materially from historical performance. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law or SEC rule or regulation. You are advised to consult any additional disclosures that we may make directly to you, including in the form of a prospectus supplement or post-effective amendment to the registration statement to which this prospectus supplement relates, or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement and the accompanying prospectus.

SUPPLEMENTARY RISK FACTORS

[Insert any supplementary risk factors]

USE OF PROCEEDS

The net proceeds from our sale of our warrants in this offering are estimated to be approximately $[     ], or $[     ] if the underwriters’ option to purchase additional warrants is exercised in full, after deducting underwriting discounts and/or commissions and estimated offering expenses payable by us. Any additional proceeds to us resulting from an increase in the number of warrants offered pursuant to this prospectus supplement will be used by us as described below.

We plan to use the net proceeds of this offering to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus supplement and the accompanying prospectus, and for general working capital purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings under our Financing Facilities. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC.

We estimate that it will take less than six months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus supplement and the accompanying prospectus, depending on the availability of attractive opportunities, market conditions and the amount raised. However, we can offer no assurance that we will be able to achieve this goal.

CAPITALIZATION

The following table sets forth our capitalization:

•	on an actual basis as of [ ], 20[ ]; and
•	on an as-adjusted basis to reflect the sale of our warrants in this offering at an assumed public offering price of $[ ] per warrant (the last reported closing price of our common stock on [ ], 20[ ]) after deducting the underwriting discounts and commissions of approximately $[ ] and estimated offering expenses of approximately $[ ] payable by us.

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus.

As of , 20[ ]
	Actual	As Adjusted )
	(in thousands)	(in thousands)
Assets:
Investments at fair value	$	$
Cash and cash equivalents	$	$
Interest and dividend receivable	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Term Financing (net of deferred financing costs)	$	$
2017 UBS Revolving Financing (net of deferred financing costs)	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Net Assets:
Common stock, par value $0.001 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively	$	$
Capital in excess of par value	$	$
Net realized gains on investments	$	$
Net unrealized appreciation on investments	$	$
(Distributions in excess of) undistributed net investment income	$	$
Total Net Assets	$	$

Total Capitalization	$	$

DESCRIPTION OF OUR WARRANTS

We currently have warrants outstanding to purchase an aggregate of [     ] shares of our common stock. Once issued, each warrant offered pursuant to this prospectus supplement and accompanying prospectus will entitle the registered holder to purchase [one] share of [type of security] at a price of $[     ] per [security], subject to adjustment as discussed below, at any time commencing [     ].

The warrants will be exercisable beginning on [     ], and will expire on [     ], or earlier upon redemption. However, the warrants will be exercisable only if a registration statement relating to the [type of security] issuable upon exercise of the warrants is effective and current. We have agreed to use our best efforts to have an effective registration statement covering [type of security] issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to such [type of security] until the warrants expire or are redeemed.

At any time while the warrants are exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $[ ] per warrant;

•	upon not less than [ ] days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the [type of security] equals or exceeds $[ ] per [type of security], for any [ ] trading days within a [ ] trading day period ending on the business day prior to the notice of redemption to warrant holders, provided that we have an effective registration statement under the Securities Act covering the [type of security] issuable upon exercise of the warrants and a current prospectus relating to them is available on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants.

We have established the above conditions to our exercise of redemption rights with the intent of:

•	providing warrant holders with adequate notice of redemption, and allowing them to exercise their warrants prior to redemption at a time when there is a reasonable premium to the warrant exercise price; and

•	providing a sufficient differential between the then prevailing [type of security] price and the warrant exercise price so there is a buffer to absorb any negative market reaction to our redemption of the warrants.

The right to exercise will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The warrants will be issued in registered form under a warrant agreement between [     ], as warrant agent, and us.

[You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.]

The exercise price and number of [type of security] issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger, or consolidation. [However, the exercise price and number of [type of security] issuable upon exercise of the warrants will not be adjusted for issuances of [type of security] at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of [type of security] or any voting rights until they exercise their warrants and receive [type of security]. After the issuance of [type of security] upon exercise of the warrants, each holder will be entitled to one vote for each [type of security] held of record on all matters to be voted on by [security holder].

No warrants will be exercisable and we will not be obligated to issue [type of security] unless at the time a holder seeks to exercise such warrant, a registration statement relating to the [type of security] issuable upon exercise of the warrants is effective and current and the [type of security] has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the [type of security] issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the [type of security] issuable upon the exercise of the warrants is not current or if the [type of security] is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited, and the warrants may expire worthless.

No fractional [type of security] will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a [type of security], we will, upon exercise, round up or down to the nearest whole number the number of [type of security] to be issued to the warrant holder.

We are not generally able to issue and sell our common stock, or warrants to purchase common stock, at a price below our net asset value per share unless we have stockholder approval.

[PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS]

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CMFN.” In connection with our initial public offering, our shares of common stock began trading on February 6, 2014, and before that date, there was no established trading market for our common stock.

The following table sets forth, for each fiscal quarter during the last three most recently completed fiscal years and the current fiscal year to date, the range of high and low closing prices of our common stock as reported on the NASDAQ Global Select Market, and the sales price as a percentage of our net asset value, or NAV.

Closing Sales Price(2)

	NAV Per Share(1)	High	Low	Premium or Discount of High Sales to NAV(3)	Premium or Discount of Low Sales to NAV(3)

Fiscal year Ended
June 30, 20[ ]
First quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
June 30, 20[ ]
Fourth quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
Third quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
Second quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
First quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
June 30, 20[ ]
Fourth quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
Third quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
Second quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
First quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
June 30, 20[ ]
Fourth quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
Third quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
Second quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%
First quarter	[ ]	[ ]	[ ]	[ ]%	[ ]%

(1)	NAV is determined as of the last date in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.
(2)	Closing sales price is determined as the high or low closing sales price noted within the respective quarter, not adjusted for dividends.
(3)	Calculated as of the respective high or low sales price divided by the quarter end NAV.

On [     ], 20[     ], the last reported sales price of our common stock was $[     ] per share. As of [     ], 20[     ], we had [     ] stockholders of record, which did not include stockholders for whom shares are held in nominee or street name.

Shares of business development companies may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount from net asset value or at premiums that are unsustainable over the long term are separate and distinct from the risk that our net asset value will decrease. Since they began trading on February 6, 2014, in connection with our initial public offering, our shares of common stock have traded at times at a discount to the net assets attributable to those shares.

To the extent that we have income available, we intend to make quarterly distributions to our stockholders. Our quarterly stockholder distributions, if any, will be determined by our board of directors. Any stockholder distribution to our stockholders will be declared out of assets legally available for distribution.

We have elected to be treated as a RIC under the Code. To maintain RIC tax treatment, we must distribute at least 90% of our net ordinary income and net short-term capital gains in excess of our net long-term capital losses, if any, to our stockholders. In order to avoid certain U.S. federal excise taxes imposed on RICs, we must also distribute during each calendar year an amount at least equal to the sum of: (a) 98% of our net ordinary income for such calendar year; (b) 98.2% of our capital gain net income for the one-year period ending on October 31 of the calendar year; and (c) any net ordinary income and capital gain net income for preceding years that were not distributed during such years and on which we previously paid no U.S. federal income tax. We currently intend to make sufficient distributions each calendar year to avoid incurring excise tax, but we may in the future defer distributions and incur excise tax.

We currently intend to distribute net capital gains (i.e., net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions. However, we may decide in the future to retain such capital gains for investment and elect to treat such gains as deemed distributions to you. If this happens, you will be treated for U.S. federal income tax purposes as if you had received an actual distribution of the capital gains that we retain and reinvested the net after tax proceeds in us. In this situation, you would be eligible to claim a tax credit (or in certain circumstances a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. See “Certain U.S. Federal Income Tax Considerations” of the accompanying prospectus. We cannot assure you that we will achieve results that will permit us to pay any cash distributions, and if we issue senior securities, we may be prohibited from making distributions if doing so would cause us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if such distributions are limited by the terms of any of our borrowings.

We have adopted an “opt out” dividend reinvestment plan for our common stockholders. Unless you elect to receive your distributions in cash, we intend to make such distributions in additional shares of our common stock under our dividend reinvestment plan. Although distributions paid in the form of additional shares of our common stock will generally be subject to U.S. federal, state and local taxes in the same manner as cash distributions, investors participating in our dividend reinvestment plan will not receive any corresponding cash distributions with which to pay any such applicable taxes. If you hold shares of our common stock in the name of a broker or financial intermediary, you should contact such broker or financial intermediary regarding your election to receive distributions in cash in lieu of shares of our common stock. Any distributions reinvested through the issuance of shares through our dividend reinvestment plan will increase our gross assets on which the base management fee and the incentive fee are determined and paid to our Adviser. See “Dividend Reinvestment Plan” of the accompanying prospectus.

The following table summarizes our quarterly cash distributions, including dividends and returns of capital, if any, per share that have been declared by our board of directors during the three most recently completed fiscal years:

Fiscal Year Ended	Date Declared	Record Date	Payment Date	Amount Per Share

June 30, 20[ ]
First Quarter	[ ]	[ ]	[ ]	$	[	]
June 30, 20[ ]
Fourth Quarter	[ ]	[ ]	[ ]	$	[	]
Third Quarter	[ ]	[ ]	[ ]	$	[	]
Second Quarter	[ ]	[ ]	[ ]	$	[	]
First Quarter	[ ]	[ ]	[ ]	$	[	]
June 30, 20[ ]
Fourth Quarter	[ ]	[ ]	[ ]	$	[	]
Third Quarter	[ ]	[ ]	[ ]	$	[	]
Second Quarter	[ ]	[ ]	[ ]	$	[	]
First Quarter	[ ]	[ ]	[ ]	$	[	]
June 30, 20[ ]
Fourth Quarter	[ ]	[ ]	[ ]	$	[	]
Third Quarter	[ ]	[ ]	[ ]	$	[	]
Second Quarter	[ ]	[ ]	[ ]	$	[	]
First Quarter	[ ]	[ ]	[ ]	$	[	]

Total				$	[	]

SELECTED FINANCIAL AND OTHER DATA

The following selected financial data as of and for the years ended June 30, 20[    ], 20[    ], 20[    ], 20[    ] and 20[    ] is derived from our consolidated financial statements which have been audited by [Ernst & Young, LLP], our former independent registered public accounting firm. The selected financial data at [    ], 20[    ], and for the [    ] months ended [    ], 20[    ], have been derived from unaudited financial data, but, in the opinion of management, reflect all adjustments that are necessary to present fairly the financial condition and operating results for such interim periods. Interim results as of and for the [     ] months ended [     ], 20[     ] are not necessarily indicative of the results that may be expected for the year ending June 30, 20[    ]. The data should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement. The financial information and other data below should be read in conjunction with our financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement and the accompanying prospectus.

Statement of Operations Data:	As of and for the [ ] months ended [ ], 20[ ] (unaudited)			For the year ended June 30, 20[ ]			For the year ended June 30, 20[ ]			For the year ended June 30, 20[ ]			For the year ended June 30, 20[ ]			For the year ended June 30, 20[ ]
Total investment income	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Total expenses, net of fee waiver	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Net investment income	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Net increase (decrease) in net assets resulting from operations	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Per Share Data:
Net asset value(1)	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		[	]
Net investment income	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		[	]
Net increase (decrease) in net assets resulting from operations	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		[	]
Distributions declared	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		[	]
Total return based on market value	$	[	]%		[	]%		[	]%		[	]%		[	]%		[	]%

Balance Sheet Data:	At [ ], 20[ ]			At June 30, 20[ ]			At June 30, 20[ ]			At June 30, 20[ ]			At June 30, 20[ ]			At June 30, 20[ ]
Investments at fair value	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Cash and cash equivalents	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]		$—
Total assets	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Total liabilities	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Total net assets	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]
Other Data:
Number of portfolio companies at period end		[	]		[	]		[	]		[	]		[	]		[	]
Weighted average yield on investments (at cost) at period end		[	]%		[	]%		[	]%		[	]%		[	]%		[	]%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus supplement and the accompanying prospectus. In addition to historical information, the following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert from most recent periodic filing]

UNDERWRITING

[     ] is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $ [     ] per warrant. The underwriting discount of $ [     ] per warrant is equal to [     ]% of the initial offering price. If all of the shares are not sold at the initial offering price, the representative may change the public offering price and other selling terms. The representative has advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

The underwriters hold an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional [     ] shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

[We, along with each of our directors and officers, have agreed that we will not, without the prior written consent of [     ], on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly, or hedge shares or securities convertible into or exchangeable for shares for a period of [     ] days from the date of this prospectus supplement (the “Lock-up Period”), provided, however, that we may issue and sell shares pursuant to our dividend reinvestment plan. [     ] in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The Lock-up Period in the preceding paragraph will be extended if (i) during the last [     ] days of the Lock-up Period we issue an earnings release or material news or a material event relating to CM Finance Inc occurs or (ii) prior to the expiration of the Lock-up Period, we announce that we will release earnings results during the [     ]-day period beginning on the last day of the Lock-up Period, in which case the restrictions described in the preceding sentence will continue to apply until the expiration of the [     ]-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event.]

Our shares of common stock are listed on NASDAQ Global Select Market under the symbol “CMFN.”

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. The sum of all compensation to the underwriters in connection with this offering of shares, including the underwriting discount, will not exceed 10% of the total public offering price of the shares sold in this offering.

	No Exercise	Full Exercise
Per Common Share	$	$
Total	$	$

CMFN and our investment adviser have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in the shares. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, the shares as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus supplement must be delivered, with offers and sales of the shares in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering, [     ], on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ overallotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when [     ] repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of shares. They may also cause the price of shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on NASDAQ, or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts, will be approximately $[     ].

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Certain underwriters may perform investment banking and advisory services for us, our investment adviser, and our affiliates from time to time, for which they receive customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser, and our affiliates in the ordinary course of business.

[Additional Underwriter Compensation]

[to be provided as applicable]]

The principal business address of [     ] is [     ].

DILUTION

As of        , 20        , our NAV was $[     ] million, or approximately $[     ] per share. After giving effect to the sale of [     ] warrants in this offering at a price of $[     ] per warrant, assuming all warrants to purchase shares of [type of security] are exercised at the estimated exercise price of $[    ] per share, after deducting dealer manager fees and other expenses related to this offering payable by us, our pro forma NAV would have been approximately $[    ] million, or approximately $[     ] per share, representing an immediate dilution of approximately $    per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all warrants are exercised at the estimated exercise price of $[    ] per share, after deducting dealer manager fees and other expenses related to this offering payable by us:

	As of , 20
	Actual	Pro Forma
NAV per common share	$	$

	Months Ended , 20
	Actual	Pro Forma
Net increase in assets resulting from net investment income per common share	$(1)	$(2)
Net decrease in net assets resulting from operations per common share	$(1)	$(2)
Distributions per common share	$	$(3)

(1) Basic and diluted, weighted average number of shares outstanding is.

(2) Assumes that on        , 20        , the beginning of the indicated period, (i) all warrants were purchased at the estimated price of $    per warrant and (ii) shares of our common stock were issued upon the exercise of such warrants.

(3) Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of warrants.

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not purchase warrants, which represent the right to purchase [     ] share(s) of our [type of security]. The amount of dilution that a stockholder will experience could be substantial. Further, because the net proceeds per share from the offering may be lower than our NAV per share, the offering may reduce our NAV per share. The amount of dilution that a stockholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their NAVs. This characteristic of closed-end investment companies is separate and distinct from the risk that our NAV per share may decline. We cannot predict whether our shares will trade above, at or below our NAV.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Eversheds Sutherland (US) LLP, Washington, DC 20001. Certain legal matters in connection with the offering will be passed upon for the underwriters by [     ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of [     ] and [     ] and for each of the years then ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of [    ], an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We also file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.

We maintain a website at http://cmfn-inc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at 601 Lexington Ave, 26th Floor, New York, NY 10022, Attention: Investor Relations. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements.]

CM Finance Inc

Warrants to Purchase Up to [Type of Security]

[PRELIMINARY] PROSPECTUS SUPPLEMENT

[     ], 20[     ]

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